Exhibit 3.1.7

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

MULTIMEDIA GAMES HOLDING COMPANY, INC.

The undersigned, Vice President and Chief Financial Officer, of Multimedia Games Holding Company, Inc., a Texas corporation (the “Corporation”), hereby executes this Amended and Restated Certificate of Formation as herein set forth in accordance with the Texas Business Organization Code (the “TBOC”).

ARTICLE I

The name of the corporation is Multimedia Games Holding Company, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose or purposes for which the corporation is organized are to engage in and transact any lawful business for which corporations may be incorporated under the TBOC.

ARTICLE IV

The total number of shares of stock which the Corporation shall have the authority to issue is 1,000 shares.  The shares shall have no par value.

ARTICLE V

The street address of the Corporation’s registered office in the State of Texas is 1701 Directors Blvd., Suite 300, Austin, TX 78744, and the name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE VI

The number of directors constituting the board of directors and the names and addresses of the persons who are to serve as directors until the annual meeting of the shareholders or until their successors are elected and qualified are as follows:

Ram V. Chary
7250 S. Tenaya Way, Suite 200
Las Vegas, NV 89113

ARTICLE VII

This Amended and Restated Certificate of Formation shall be effective upon filing by the secretary of state.

Date: December 19, 2014
MULTIMEDIA GAMES HOLDING
COMPANY, INC.

	By:	/s/ Randy L. Taylor
	Name:	Randy L Taylor
	Title:	EVP/CFO/Treasurer

[Signature Page to Amended and Restated Certificate of Formation]

FILED
in the Office of the
Secretary of State of Texas

AUG 12 2015

Corporations Section

MULTIMEDIA GAMES HOLDING COMPANY, INC.

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF FORMATION

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), the undersigned corporation adopted this Certificate of Amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Formation (“Certificate of Formation”).

ARTICLE I

The name of the corporation is Multimedia Games Holding Company, Inc. (the “Company”). The file number issued to the Company by the Secretary of State of Texas is 120429500 and the date of formation of the Company is August 30, 1991.

ARTICLE II

The amendment to the Certificate of Formation effected hereby amends and restates Article I to the Certificate of Formation to change the name of the corporation such that Article I states in its entirety as follows:

“ARTICLE I

“The name of the corporation is Everi Games Holding Inc.”

ARTICLE III

This Certificate of Amendment has been approved in the manner required by the TBOC and by the governing documents of the Company.

ARTICLE V

This Certificate of Amendment becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is August 24, 2015 and the effective time shall be 12:01 a.m., Eastern Standard Time.

***

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provision of law governing the Company to execute the filing instrument.

Dated: August 14, 2015	By:	/s/ Juliet A. Lim
	Name:	Juliet A. Lim
	Title:	Executive Vice President, General Counsel and Secretary